UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2009

CECO ENVIRONMENTAL CORP.

(Exact Name of registrant as specified in its charter)

Delaware	0-7099	13-2566064
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3120 Forrer Street,

Cincinnati, OH 45209

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (416) 593-6543

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On October 16, 2009, CECO Environmental Corp. (the “Company”) entered into a change in control agreement (the “Change in Control Agreement”) with Dennis W. Blazer, its Chief Financial Officer and Vice President—Finance and Administration. The Change in Control Agreement entitles Mr. Blazer to severance benefits if his employment with the Company is terminated within 12 months of a change in control of the Company, unless such termination is (i) due to death or disability, (ii) by the Company for cause, or (iii) by Mr. Blazer without good reason. The amount of severance will be equal to 12 months of salary at the rate of his salary as of the termination date, and is payable over the 12 months following his termination. In addition, he will be entitled to a pro-rata annual bonus for the year in which his termination of employment occurs and to continue participating in the Company‘s welfare benefit programs for up to one year following his termination of employment.

The Change in Control Agreement is attached as Exhibit 10.1 hereto. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Change in Control Agreement, which is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

The following Exhibits are furnished as part of this Current Report on Form 8-K:

Exhibit Number	Exhibit Title

10.1	Change in Control Agreement between CECO Environmental Corp. and Dennis W. Blazer.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CECO ENVIRONMENTAL CORP.

Date: October 16, 2009	By:	/S/ PHILLIP DEZWIREK
Phillip DeZwirek
Chairman and CEO